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April 4, 2013
CEF Equipment Holding, L.L.C. 10 Riverview Drive Danbury, CT 06810 GE TF Trust Rodney Square North 1100 N. Market Street Wilmington, Delaware 19890

Re:	CEF Equipment Holding, L.L.C. and GE TF Trust Registration Statement on Form S-3 filed on April 4, 2013

Dear Ladies and Gentlemen:

We have acted as federal tax counsel for CEF Equipment Holding, L.L.C., a Delaware limited liability company (the “Company”) and GE TF Trust, a Delaware statutory trust (the “Titling Trust”), in connection with the above-referenced Registration Statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”), filed by the Company and the Titling Trust with the Securities and Exchange Commission in connection with the registration by the Company of Asset Backed Notes (the “Notes”).

As described in the Registration Statement, the Notes will be issued from time to time in series, with each series being issued by either (i) a Delaware business trust (each, a “Trust”) to be formed by the Company pursuant to a Trust Agreement (each, a “Trust Agreement”) between the Company and a trustee or (ii) a Delaware limited liability company (each, an “LLC”) to be formed by the Company pursuant to a Limited Liability Company Agreement (each, an “LLC Agreement”). For each series, the Notes will be issued pursuant to an Indenture (the “Indenture”) between the related Trust or LLC and an indenture trustee.

In that regard, we are generally familiar with the proceedings required to be taken in connection with the proposed authorization and issuance of any series of Notes and have examined copies of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purpose of this opinion, including the Registration Statement and, in each case as filed as an exhibit to the Registration Statement, (i) the form of Receivables Sale Agreement, (ii) the form of Receivables Purchase and Sale Agreement, (iii) the form of Servicing Agreement, (iv) the form of Indenture (including the form of Notes included as exhibits thereto), (v) the form of Trust Agreement, (vi) the form of LLC Agreement, (vii) the Titling Trust Agreement and the form supplement thereto, (viii) the Titling Trust Collateral Agency Agreement, (ix) the Titling Trust Servicing Agreement, (x) the Collateral Agency Administration Agreement and (xi) the Management Services Agreement (collectively, the “Operative Documents”). Terms used herein without definition have the meanings given to such terms in the Registration Statement.

Mayer Brown LLP operates in combination with other Mayer Brown entities with offices in Europe and Asia and is associated with Tauil & Chequer Advogados, a Brazilian law partnership.

Mayer Brown llp
CEF Equipment Holding, L.L.C. GE TF Trust April 4, 2013

The opinions set forth herein are based upon the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (“IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein. The statutory provisions, regulations and interpretations on which our opinions are based are subject to change, which changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinions may not be taken by the IRS.

Based upon the foregoing and assuming that the Operative Documents are duly authorized, executed and delivered in substantially the form that we have examined and that the transactions contemplated to occur under the Operative Documents in fact occur in accordance with the terms thereof, we hereby confirm that, if we are acting as federal tax counsel with respect to the issuance of the Notes, the statements set forth in each Base Prospectus under the heading “U.S. Federal Income Tax Consequences,” and each form of Prospectus Supplement under the headings “Summary of Terms – Description of the Notes – Tax Status” and “U.S. Federal Income Tax Consequences,” accurately reflect our opinion.

We know that we are referred under the heading “Legal Matters” in each form of Prospectus Supplement and under the heading “Legal Opinions” in each Prospectus, and we hereby consent to the use of our name therein and to the use of this opinion for filing with the Registration Statement as Exhibit 8.1 thereto, without admitting that we are “experts,” within the meaning of the term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Sincerely,

/s/ Mayer Brown LLP
Mayer Brown llp

RN/MM